Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY: Medallion Financial Corp. 437 Madison Avenue New York, New York 10022 Andrew M. Murstein, President Larry D. Hall, CFO 1-212-328-2100 1-877-MEDALLION	AT ZLOKOWER COMPANY Public Relations Harry Zlokower/Dave Closs 1-212-447-9292

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL ANNOUNCES APPROVAL AND PARTICIPATION IN US TREASURY PROGRAM TO ACCELERATE SMALL BUSINESS LENDING

•	Medallion Bank receives investment of approximately $26.3 million from US Treasury under Small Business Lending Fund.

•	Initial dividend rate on all SBLF funds expected to be 1%, down from 5% on previous TARP funds.

NEW YORK, NY – July 25, 2011 – Medallion Financial Corp. (Nasdaq: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets, announced that Medallion Bank, the Company’s unconsolidated wholly-owned portfolio company received an investment of approximately $26.3 million in Medallion Bank’s preferred stock from the United States Department of the Treasury under the Small Business Lending Fund (the “SBLF”). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified smaller banks at favorable rates.

In connection with the investment, the Bank exited the TARP Capital Purchase Program by redeeming all $22.3 million of the preferred stock outstanding under that program. In addition, Medallion Bank received additional funds of approximately $3.95 million. These new funds will be leveraged into new loan growth

Andrew Murstein, President of Medallion Financial stated, “We are extremely pleased that the US Treasury has accepted our participation in this program. At a time when many lenders have been pulling back and not providing capital to fund the growth of small businesses, Medallion Financial and Medallion Bank have continued to grow all of our small business loan portfolios. This vote of confidence by the government will further our ability to provide investment capital to the small taxi operators and other small businesses that we serve.”

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Medallion Financial Announces Approval and Participation in US Treasury Program to Accelerate Small Business Lending p. 2

Larry D. Hall, Chief Financial Officer of Medallion Financial stated, “As a result of the growth of our medallion lending and commercial loan portfolios over the last few years, Medallion Bank has qualified for these funds at an initial annual dividend rate of 1%, the lowest rate offered by the government. By comparison, the previously held TARP funds had a dividend rate of 5%, resulting in immediate accretion to Medallion Bank.”

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services loans in other commercial industries, and its wholly-owned portfolio company, Medallion Bank, also originates and services consumer loans. The Company and its subsidiaries have lent over $4 billion to its taxicab industry and other small businesses.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Risk Factors,” in Medallion’s 2010 Annual Report on Form 10-K.